EXHIBIT 10.4

EXECUTIVE SERVICE AGREEMENT

THIS EXECUTIVE SERVICE AGREEMENT dated as of June 17, 2016 (the "Agreement") is by and between BioCorRx Inc., a Nevada corporation (the "Company"), and Brady Granier (the "Executive").

WHEREAS, the Company is an addiction rehabilitation service company and developer of the BioCorRx Recovery Program;

WHEREAS, since October 16, 2013, Executive has been retained by the Company [pursuant to that certain Executive Services Agreement entered into by and between the Executive and the Company1, dated October 16, 2013 (the "Prior Services Agreement")], and the Company desires to continue to retain the services of Executive and provide Executive with certain compensation and benefits in return for Executive's services, and Executive agrees to be retained by the Company and to receive the compensation and benefits on the terms and conditions set forth herein; and

WHEREAS, the Company and Executive desire to enter into this Agreement to become effective and replace and supersede the Prior Services Agreement, subject to Executive's signature below, upon the date of the agreement (the "Effective Date"), in order to memorialize the terms and conditions of Executive's service agreement by the Company upon and following the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein:

I. SERVICES; RESPONSIBILITIES; COMPENSATION

A. Position; Responsibility; Loyalty.

1. Subject to the terms of this Agreement, Executive is retained in the position of President and Chief Executive Officer of the Company, and shall perform the functions and responsibilities of that position. Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors of the Company (the "Board"), consistent with such position. Additional or different duties may be assigned by the Company from time to time. Executive's position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Company. Executive acknowledges and agrees that, by virtue of such office, Executive may also be required to serve as member of the Board.

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2. Executive shall devote the whole of Executive's professional time, attention and energies to the performance of Executive's work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for or have any interest in any other similar or competitive business or pursuit during the term of Executive's service agreement with the Company. During Executive's term with the Company, it shall not be a violation of this Agreement for Executive to (i) serve on corporate board or committees; (ii) serve on civic or charitable boards or committees; (ii) deliver lectures or fulfill speaking engagements; and (iii) manage personal investments, in each case, so long as such activities do not materially interfere with the performance of Executive's responsibilities as an Executive of the Company in accordance with this Agreement. Notwithstanding the foregoing, in the case of the foregoing (i), board or committee membership relating to Executive's role with the Company or the business of the Company shall be approved by the Board, which approval shall not be unreasonably withheld and, in the case of the foregoing (ii) and (iii) Executive shall provide notice of such activities to the Board, except for activities which do not relate to Executive's role with the Company or the business of the Company. Executive further agrees to comply with all policies of the Company in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company.

3. The parties desire this Agreement will not be an employment agreement but, rather, the executive will provide the general services hereunder as an independent contractor.

B. Compensation. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

1. The Company shall pay Executive base salary at the annual rate of $175,000 payable bi-monthly (the "Base Salary"), as may be adjusted from time to time by action of the Board. The Company shall also provide Executive with an expense allowance in such amounts as may from time to time be agreed to by Executive and the Board, including an amount to cover Executive's monthly cell phone bill. In addition to the foregoing, the Company shall provide Executive with a car allowance in the amount of $500.00 per month, payable on the first regularly scheduled pay date of each month.

2. Prior to the Effective Date, the Company established a new stock option plan (the "2016 Stock Option Plan"), in which 65,625,000 shares of the Company's common stock has been reserved for stock option award grants to directors, officers, employees and consultants of the Company. (the "StockOption Pool"). Subject to Board approval, the Company will grant Executive a stock option to purchase an aggregate of 10,600,000 shares of Company common stock (the "2016 Stock Option") in accordance with the terms and conditions of the Company's 2016 Stock Option Plan and the applicable stock option plan agreement.

3. Prior to the Effective Date, Executive was granted a stock option to purchase 5,000,000 shares of Company common stock under the BioCorRx Inc. 2014 Stock Option Plan (the "2014 Stock Option Plan") pursuant to that certain Stock Option Plan Agreement, dated November 17, 2014 (the "2014 Stock Option"). The Company and the Executive will enter into an Amendment to the 2014 Stock Option pursuant to which, among other things, the term of the 2014 Stock Option is extended for an additional 5 years such that the 2014 Stock Option expires on the tenth anniversary of the date of original grant.

4. Executive shall also be eligible to participate in the Executive Management Bonus Plan adopted by the Board, effective June 15, 2016 (the "Bonus Plan"), pursuant to the terms and conditions of the Bonus Plan (which is attached hereto as Exhibit A).

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5. Executive shall be reimbursed for health and medical insurance, dental and vision insurance.

6. The Executive shall be entitled to a yearly vacation as may be determined by the board.

7. The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require. Executive will be subject to the same business expense policy applicable to other Company employees generally, if any.

8. As a condition of continued services, Executive agrees to execute and abide by the Company's form of Proprietary Information and Inventions Assignment Agreement, which contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

II. TERMINATION

A. Termination of the agreement.

1. The parties acknowledge that Executive's relationship with the Company is at-will, meaning either the Company or Executive may terminate Executive's agreement at any time, with or without cause or advance notice. The provisions in the below subsection B govern the amount of compensation, if any, that Executive may be eligible for upon a qualifying termination of this agreement and do not alter this at-will status.

2. Executive's agreement with the Company shall be terminated (i) immediately upon the death of Executive, (ii) upon Executive's Permanent Disability, (iii) by the Company for Cause, (iv) by Executive for Good Reason, or (v) by the Company without Cause or by Executive without Good Reason. For purposes of this Article II, "date of termination" means the date of Executive's death, the date of Executive's Permanent Disability, or the date of Executive's "separation from service," as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations promulgated thereunder (the "Code Section 409A").

3. For purposes hereof:

a) "Permanent Disability" shall mean either (A) Executive's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (B) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, Executive's receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company's employees. Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

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b) "Good Reason" shall mean the occurrence of one or more of the following conditions without Executive's consent: (A) a material breach by the Company of any material provision of this Agreement; (B) the relocation of Executive's principal place of business, without Executive's consent, in a manner that lengthens Executive's one-way commute distance by fifty (50) or more miles from Executive's then-current principal place of business immediately prior to such relocation (which, for avoidance of doubt, does not include required travel on Company business to an extent substantially consistent with Executive's obligations under this Agreement); (C) in the first year of service, a material reduction in Executive's Base Salary in effect at the relevant time of at least five percent (5%), and in subsequent years thereafter, a material reduction in Executive's Base Salary in effect at the relevant time of at least fifteen percent (15%); or (D) termination of the Company's active bonus plan, as described in Paragraph I.B.5. above or the exclusion of the Executive from eligibility for, or a material reduction in, Executive's award levels under such plan. Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 30 days of the initial existence of the condition, the Company fails to reasonably remedy the condition on or before the 30th day following its receipt of such notice, and Executive resigns within 30 days following the end of such cure period.

c) "Cause" for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (A) a material breach of any material covenant or condition under this Agreement or any other agreement between the parties relating to Executive's agreement with the Company; (B) any act constituting dishonesty, fraud, immoral or disreputable conduct; (C) the indictment of executive with a crime constituting a felony under applicable law; (D) material violation of any Company policy or any act of misconduct, which causes a material adverse impact on the business of the Company; (E) refusal to follow or implement a clear and reasonable directive of Company where such refusal has a material adverse impact on the business of the Company; (F) negligence or incompetence in the performance of Executive's duties or failure to perform such duties in a manner satisfactory to the Company where such negligence or incompetence has a material adverse impact on the business of the Company; or (G) breach of fiduciary duty, and in the case of foregoing (A), (D), (E) and (F), such occurrence shall constitute Cause only after the expiration of ten (10) days without cure after the Company provides written notice of such failure to Executive .

4. If Executive's agreement is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than that already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this Paragraph II. Any other payments or benefits by or on behalf of Company are limited to those which may be payable pursuant to the terms of Company's Executive benefit plans or required by any applicable federal, state or local law.

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B. Severance Eligibility.

1. Termination by Company Without Cause or by Executive For Good Reason.

a) If Executive's agreement is terminated by the Company without Cause (and not due to death or Permanent Disability) or by Executive for Good Reason Executive complies with his continuing obligations to the Company, and provided that Executive satisfies the Release Requirement in Paragraph II(B)(4) below, Executive shall be eligible to receive the following (collectively, the "Severance Benefits"):

(1) The Company will pay Executive, on the Company's first payment date after Executive's date of termination of agreement, (i) Executive's accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company's standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan (collectively, the "Accrued Obligations").

(2) Severance pay in the form of continuation of Executive's final Base Salary for a period of nine (9) months following termination (the "Severance Payments"). Subject to Paragraph II(B)(5) below, the Severance Payments shall be made on the Company's regular payment schedule in effect following Executive's termination date; provided, however that any such payments that are otherwise scheduled to be made prior to the Release Effective Date (as defined below) shall instead accrue and be made on the first regular payroll date following the Release Effective Date. For such purposes, Executive's final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive's right to resign for Good Reason.

(3) Notwithstanding the terms of any equity plan or award agreement to the contrary, the time-based vesting conditions applicable to Executive's stock options and/or other equity awards subject to time-based vesting requirements that are outstanding and not vested as of Executive's termination date shall accelerate and deemed to be satisfied as of the date of Executive's termination. For the avoidance of doubt, the accelerated vesting provided under this section shall not apply to any liquidity event or performance-based vesting conditions applicable to any of Executive's outstanding stock options or other equity awards as of the date of termination. In all other respects, such time-based stock options and/or other equity awards shall continue to be governed by the terms of the applicable equity plan and award agreements.

(4) Executive will be eligible for a prorated bonus payment for the year in which the date of termination occurs, based on attainment of the applicable performance goals for that year, pursuant to the terms and conditions of the Bonus Plan (the "Prorated Bonus"). The Prorated Bonus, if earned, will be an amount in cash equal to the Executive's bonus target for the year in which the date of termination occurs, multiplied by a fraction, the numerator of which is the number of days that Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). Payment of the Prorated Bonus will be made in a lump sum at the same time that other employees of the Company are paid their bonuses for the calendar year under the Bonus Plan or, if later, the Release Effective Date.

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(5) If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Company will reimburse Executive for the monthly COBRA cost of continued health coverage paid by Executive under the applicable health plan of the Company pursuant to Section 4980B of the Code until the earliest of (i) nine (9) months following the termination date; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason (the "COBRA Premium Period"). In the event Executive becomes covered under another group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot reimburse the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive elects or is eligible for COBRA coverage, the Company instead shall pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to the applicable COBRA premiums for that month. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

2. Termination Due to Death or Permanent Disability. If Executive's agreement is terminated because of death or Permanent Disability, Executive shall not be entitled to the Severance Pay provided for in this Agreement (or any other severance benefits), except that the Company shall pay Executive (or his estate or other representative, as applicable) the Accrued Obligations.

3. Termination by Executive without Good Reason or by the Company for Cause. If Executive terminates his agreement without Good Reason or is terminated by the Company for Cause, Executive shall not be entitled to the Severance Pay provided for in this Agreement (or any other severance benefits), except that the Company shall pay Executive the Accrued Obligations.

4. Release Requirement. To be eligible for any of the Severance Benefits, Executive must satisfy the following release requirement (the "Release Requirement"): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement acceptable to the Company (the "Release") within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive's termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the "Release Effective Date"). No Severance Benefits will be provided hereunder prior to the Release Effective Date. Accordingly, if Executive breaches the preceding sentence and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive's right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

5. Cooperation with Company after Termination of Agreement. Following termination of Executive's agreement for any reason, Executive agrees to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive's agreement with the Company. Such cooperation includes, without limitation, making Executive available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions and trial testimony. In addition, for six months after Executive's agreement with the Company ends for any reason, the Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive's scheduling needs.

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III. MISCELLANEOUS

A. Notice.

1. All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to the Company and the Executive at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

2. All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient ("Personal Service"); or (ii) on the date of facsimile transmission (the "Fax") on proof of receipt of the Fax; or (iii) on the date of electronic mail (the "email") with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid ("Registered Mail"), to the Party's address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.

To:	BioCorRx Inc.
601 N. Parkcenter Drive, Suite 103
Santa Ana, California 92705

To:	Brady Granier
13024 Delano St.
Valley Glen, CA 91401

B. Entire Agreement and Severance. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes and replaces any other agreements or promises made to Executive by anyone concerning Executive's agreement terms, compensation or benefits, whether oral or written (including but not limited the Prior Services Agreement). In the event that any provision of this Agreement will be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.

C. Assignments. This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

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D. Amendment. This Agreement may be amended only by writing signed by Executive and by a duly authorized representative of the Company (other than Executive), with the exception of those changes expressly reserved to the Company's discretion in this Agreement.

E. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

F. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

G. Jurisdiction. Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of California.

H. Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's agreement with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive's agreement with the Company, or the termination of Executive's agreement from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in Orange County, California by JAMS, Inc. ("JAMS") or its successors, under JAMS' then applicable rules and procedures for agreement disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Executive and the Company shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Company shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and shall pay the arbitrator's fee. Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration

I. Currency. Unless otherwise expressly provided for herein or agreed upon in writing by the Parties, all references to money or money consideration are deemed to be in United States Currency ("US$").

J. Non-Waiver. The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.

K. Counterparts and Execution Electronically. Where the Parties hereto or their authorized signatories have signed, sealed and duly executed this Agreement effective the date above shown whether as a whole document in original form or in several counterparts; each such counterpart shall be considered as an original and in combination comprises the formal execution hereof. The Parties acknowledge and consent to the execution of this Agreement and all related documents and notices pursuant hereto by electronically scanned signatures or facsimile transmission, either of which will constitute good and sufficient execution, service and notice for all intents and purposes hereunder and will be deemed to be as effective as if an originally "signed-in-hand" physical document was used instead.

[Signature page to follow]

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IN WITNESS WHEREOF this Agreement is hereby signed, sealed and duly executed by the Parties on the Effective Date first above written.

BioCorRx Inc.

Date: June 17, 2016	By:
Lourdes Felix
	Title:	CFO

Date: June 17, 2016	By:
Brady Granier
Executive

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